For Information, Contact:
David A. Levin
President and Chief Executive Officer
Casual Male Retail Group, Inc.
(781) 828-9300

Dennis R. Hernreich
Executive Vice President, COO/CFO
Casual Male Retail Group, Inc.
(781) 828-9300

Jeff Unger
Vice President of Investor Relations
Casual Male Retail Group, Inc.
(561)  514-0115


             CASUAL MALE RETAIL GROUP INC. ANNOUNCES FIRST QUARTER
                            FISCAL 2004 RESULTS


CANTON, MA  (May 22, 2003)  -- Casual Male Retail Group, Inc. (NASDAQ/NMS:
"CMRG"), retail brand operator of Casual Male Big & Tall, Levi's(r)/Dockers(r) Outlet by Designs and EcKo Unltd.(r) outlet stores, today announced its Operating results for the first quarter of fiscal 2004 which ended May 3, 2003. These results include the effect, since May 14, 2002, of the Company's acquisition of substantially all of the assets of Casual Male Corporation and certain of its subsidiaries.

On a consolidated basis, for the first quarter of fiscal 2004, the Company reported a net loss of approximately $2.8 million, or $0.08 per diluted share ($.05 per diluted share after giving effect to normalized tax rate), as compared to a net loss of $1.8 million, or $0.12 per diluted share, for the first quarter of fiscal 2003. Total sales from continuing operations for the first quarter of fiscal 2004 were $99.7 million as compared to $32.3 million for the corresponding period of the prior year. The Casual Male multi-channel business, which includes its stores, catalog and e-commerce operations, contributed $72.8 million, or approximately 73%, of the Company's total sales for the first quarter of fiscal 2004, while the former Design's outlet businesses contributed the balance of 27% of the total sales. Comparable sales for the Casual Male business decreased 5%, while total sales decreased 7.1%, on a pro-forma basis.

The Company's Casual Male business reported operating income for the first quarter of fiscal 2004 of approximately $2.4 million. On a pro forma basis, as if the Company owned Casual Male for the first quarter of the prior year, the Casual Male business had an operating loss for the first quarter of the prior year of approximately $0.4 million. The Company's Other Branded Apparel business, which includes its Levi's(r)/Dockers(r) outlet stores and its growing EcKo Unltd.(r) outlet stores, reported an operating loss for the first quarter of fiscal 2004 of $2.2 million as compared to $2.1 million for the first quarter of fiscal 2003. The Company's strategic plan to exit its Levi's(r)/Dockers(r) business is still progressing as planned and as leases expire or lease negotiations with landlords are reached, the Company will continue to close its Levi's(r)/Dockers(r) outlet stores.

The table below reflects actual results for the Company for the first quarter of fiscal 2004 and is compared to pro forma results for the first quarter of fiscal 2003 assuming that the Company's Casual Male acquisition had occurred on February 3, 2002. The Company has included in the table the historical operating results of the Casual Male business prior to the Company's acquisition. These results have been prepared on a consistent basis with the pro forma information presented in the Company's recent Form 10-K and Form 10-Q filings. These prior year pro forma results do not include any adjustments for the expected $20 to $25 million of cost savings and synergies expected to be fully realized in future periods. The operating results of the Company's Other Branded Apparel business, which includes its EcKo Unltd.(r) outlet stores, primarily reflects the operating loss associated with the Levi's(r)/Dockers(r) outlet stores which the Company is in the process of exiting:

Operating Results by Business Segment
-------------------------------------
For the three months
 ended:                       May 3, 2003               May 4, 2002 (pro-forma)
(in millions)                   Other                           Other
                    Casual     Branded               Casual    Branded
                    Male       Apparel  Combined     Male      Apparel  Combined
                    business   business Company      business  business Company
                    ----------------------------     ---------------------------
Sales               $ 72.8    $ 26.9    $ 99.7       $ 78.4    $ 32.3   $ 110.7
Gross margin, net
Of occupancy costs    30.3       5.1      35.4         33.2       7.2      40.4
Gross margin rate     41.6%     19.0%     35.5%        42.4%     22.3%     36.5%
Selling, general and
Administrative        26.3       6.8      33.1         31.3       8.0      39.3
Depreciation and
Amortization           1.6        .5       2.1          2.3       1.3       3.6
                   --------  --------  --------     --------  --------  --------
Operating income
(loss)             $   2.4   $  (2.2)  $   0.2      $  (0.4)  $  (2.1)  $  (2.5)


David A. Levin, President and Chief Executive Officer of Casual Male Retail Group, Inc., commented on the Company's first quarter performance, "Our belief a year ago when we acquired the Casual Male business was that it had a strong and stable sales base and its biggest problem was a bloated corporate overhead and an infrastructure in disrepair. Although sales have been negatively impacted by poor weather in the Northeast and the generally poor retail environment, the decline in Casual Male sales of 5% for the past two quarters is also as a result of merchandising issues. As I recently discussed during our web cast on May 8, a replay of which is available on our website, we have not only commenced 8 key initiatives to address Casual Male's merchandising deficiencies but also have made management changes in the merchandise department. The initiatives to address these deficiencies should begin to impact sales trends in the second half of the year."

Dennis R. Hernreich, Executive Vice-President and Chief Financial Officer added, "Although Casual Male's sales performance was below expectations, its strong gross margin rate and the significant cost reductions have resulted in a substantial improvement in operating profitability in the Casual Male business. During our first year operating the Casual Male stores, we have been able to reduced costs by $20 million on an annualized basis. The next twelve months we will complete our system enhancements and expect to reach $25 million in annualized cost savings. These $20 million in cost savings will continue to be evident in Casual Male's operating results throughout the year."

CMRG, the largest retailer of big and tall men's apparel, operates 474 Casual Male Big & Tall stores, Casual Male e-commerce site, Casual Male catalog business, 82 Levi's(r)/Dockers(r) Outlet by Designs stores, and 11 EcKo Unltd(r) outlet stores located throughout the United States and Puerto Rico. The Company is headquartered in Canton, Massachusetts and its common stock is listed on the Nasdaq National Market under the symbol "CMRG".

The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company's strategic direction and the effect of such plans on the Company's financial results. The Company's actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its prior filings with the Securities and Exchange Commission that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company. The Company does not report on its progress during a quarter until after the quarter has been completed and its results have been appropriately disclosed.

(Tables to follow)


                    CASUAL MALE RETAIL GROUP, INC.
                 CONSOLIDATED STATEMENTS OF OPERATIONS
                  (In thousands, except per share data)
                              (Unaudited)

For the three months ended            May 3, 2003         May 4, 2002


Sales                                $   99,700            $  32,317
Cost of goods sold including
Occupancy                                64,328               25,111
                                     ----------            ---------
Gross profit                             35,372                7,206

Expenses:
Selling, general and
 administrative                          33,151                8,054
Depreciation and amortization             2,062                1,281
                                     ----------            ---------
Total expenses                           35,213                9,335

Operating income (loss)                     159               (2,129)

Interest expense, net                     2,885                  354
                                     ----------            ---------
Loss from continuing operations
  before minority interest and income
taxes                                    (2,726)              (2,483)

Minority interest                           (72)                 -

Benefit for income taxes                     -                (1,053)
                                     ----------            ---------
Net loss from continuing operations      (2,654)              (1,430)

Loss from discontinued operations          (101)                (365)
                                     ----------            ---------
Net loss                              $  (2,755)            $ (1,795)
                                     ==========            =========
Net loss per share - basic and
diluted
  Loss from continuing operations        ($0.07)              ($0.10)
  Loss from discontinued operations      ($0.00)              ($0.03)
  Net loss                               ($0.08)              ($0.12)

Weighted-average number of common shares
outstanding:
     Basic and diluted                   35,754               14,576



                   CASUAL MALE RETAIL GROUP, INC.
                    CONSOLIDATED BALANCE SHEETS
                   May 3, 2003 and February 1, 2003
                          (In thousands)

                                       May 3,             February 1,
                                       2003                  2003
ASSETS                              (unaudited)
                                    ----------            ----------
Cash and investments               $     4,454           $     4,692
Inventories                            104,013               103,222
Other current assets                    15,614                 9,689
Property and equipment, net             64,233                64,062
Goodwill and other intangibles          81,403                81,427
Other assets                             3,766                 3,853
                                   -----------           -----------
     Total assets                  $   273,483           $   266,945
                                   ===========           ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable, accrued expenses
 and other liabilities             $    63,323            $   68,285
Notes payable                           68,213                55,579
Long-term debt, net of current
Portion                                 51,280                50,996
Minority interest                        2,079                 1,018
Stockholders' equity                    88,588                91,067
                                   -----------            ----------
 Total liabilities and
  stockholders' equity             $   273,483            $  266,945
                                   ===========            ==========